Filed Pursuant to Rule 424(b)(2)
Registration No. 333-257113

PRICING SUPPLEMENT dated July 27, 2022

(To Product Supplement No. WF-1 dated June 27, 2022, ETF Underlying Supplement dated September 2, 2021, Prospectus Supplement dated September 2, 2021 and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside
Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025
☐	Linked to the VanEck® Semiconductor ETF

☐	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a Maturity Payment Amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Fund from its Starting Price to its Ending Price. The Maturity Payment Amount will reflect the following terms:

☐ If the price of the Fund increases, you will receive the face amount plus a positive return equal to 150% of the percentage increase in the price of the Fund from the Starting Price, subject to a Maximum Return at maturity of 63.00% of the face amount. As a result of the Maximum Return, the maximum Maturity Payment Amount will be $1,630.00 per security

☐ If the price of the Fund does not change or decreases but the decrease is not more than 30%, you will receive the face amount

☐ If the price of the Fund decreases by more than 30%, you will have full downside exposure to the decrease in the price of the Fund from the Starting Price, and you will lose more than 30%, and possibly all, of the face amount

☐	Investors may lose a significant portion or all of the face amount

☐	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment

☐	No periodic interest payments or dividends

☐	No exchange listing; designed to be held to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-7 herein and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission(the “SEC”) nor any state or provincial securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Underwriting Discount (1) (2)	Proceeds to CIBC
Per Security	$1,000.00	$27.20	$972.80
Total	$1,220,000.00	$33,184.00	$1,186,816.00

(1)	The agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), will receive an underwriting discount of $27.20 per security. The agent may resell the securities to other securities dealers at the original offering price less a concession of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Terms of the Securities—Agent’s Underwriting Discount and Other Fees” in this pricing supplement and “Use of Proceeds and Hedging” in the underlying supplement for information regarding how we may hedge our obligations under the securities.
(2)

In respect of certain securities sold in this offering, the Issuer may pay a fee of $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Our estimated value of the securities on the Pricing Date, based on our internal pricing models, is $943.70 per security. The estimated value is less than the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

Terms of the Securities

Issuer:	Canadian Imperial Bank of Commerce
Market Measure:	The VanEck® Semiconductor ETF (Bloomberg ticker symbol “SMH”) (the “Fund”)
Original Offering Price:	$1,000 per security.
Face Amount:	The principal amount of $1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Pricing Date:	July 27, 2022
Issue Date:	August 1, 2022
Calculation Day:	July 25, 2025, subject to postponement for non-Trading Days and the occurrence of a Market Disruption Event. See “—Market Disruption Events and Postponement Provisions” below.
Stated Maturity Date:	August 1, 2025, subject to postponement. The securities are not subject to redemption at the option of CIBC or repayment at the option of any holder of the securities prior to maturity.
Maturity Payment Amount:

On the Stated Maturity Date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per security will equal:

•  if the Ending Price is greater than the Starting Price, $1,000 plus the lesser of:

(i)       $1,000 × Fund Return × Upside Participation Rate; and

(ii)       the Maximum Return;

•  if the Ending Price is less than or equal to the Starting Price, but greater than or equal to the Threshold Price: $1,000; or

•  if the Ending Price is less than the Threshold Price:

$1,000 + ($1,000 × Fund Return)

If the Ending Price is less than the Threshold Price, you will have full downside exposure to the decrease in the price of the Fund from the Starting Price and will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

Maximum Return:	63.00% of the face amount ($630.00 per security). As a result of the Maximum Return, the maximum Maturity Payment Amount will be 1,630.00 per security.
Upside Participation Rate:	150%
Threshold Price:	$162.652, which is equal to 70.00% of the Starting Price.
The “Fund Return” is the percentage change from the Starting Price to the Ending Price, measured as follows:
Ending Price – Starting Price
Fund Return:	Starting Price
Starting Price:	$232.36, the Fund Closing Price of the Fund on the Pricing Date.
Ending Price:	The Fund Closing Price of the Fund on the Calculation Day.
Closing Price:	The Closing price, the Fund Closing Price and the Adjustment Factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement.

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

Market Disruption Events and Postponement Provisions:

The Calculation Day is subject to postponement due to non-Trading Days and the occurrence of a Market Disruption Event. In addition, the Stated Maturity Date will be postponed if the Calculation Day is postponed and will be adjusted for non-Business Days.

For more information regarding adjustments to the Calculation Day and the Stated Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a Market Disruption Event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	CIBC
Material U.S. Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement.
Agent’s Underwriting Discount and Other Fees:

Wells Fargo Securities. The agent will receive an underwriting discount of $27.20 per security. The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the original offering price of the securities less a concession of $20.00 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to hedge our obligations through the agent, one of our or its affiliates and/or another unaffiliated counterparty, which expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13607XAP2 / US13607XAP24

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

About This Pricing Supplement

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”), the Product Supplement No. WF-1 dated June 27, 2022 (the “product supplement”), and the ETF Underlying Supplement dated September 2, 2021 (the “underlying supplement”), relating to our Senior Global Medium-Term Notes, of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. The section entitled “General Terms of the Securities” in the product supplement shall supersede and replace the section entitled “Certain Terms of the Notes” in the underlying supplement. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, the underlying supplement, the prospectus supplement and the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and Wells Fargo Securities has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying product supplement, underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Bank, Wells Fargo Securities or any of our respective affiliates may use this pricing supplement in market-making transactions in the securities after their initial sale. However, it is not obligated to do so and may discontinue making a market at any time without notice.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the product supplement, the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product supplement dated June 27, 2022:

https://www.sec.gov/Archives/edgar/data/1045520/000110465922074626/tm2217276d48_424b5.htm

•	Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112446/tm2123981d25_424b5.htm

•	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

●	seek 150% leveraged exposure to any upside performance of the Fund if the Ending Price is greater than the Starting Price, subject to a Maximum Return at maturity of 63.00% of the face amount;

●	desire repayment of the face amount at maturity so long as the Ending Price is not less than the Starting Price by more than 30%;

●	are willing to accept the risk that, if the Ending Price is less than the Starting Price by more than 30%, they will be fully exposed to the decrease in the price of the Fund from the Starting Price, and will lose more than 30%, and possibly all, of the face amount at maturity;

●	are willing to forgo periodic interest payments on the securities and dividends on shares of the Fund; and

●	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

●	are unwilling to accept the risk that the Ending Price of the Fund may decrease by more than 30% from the Starting Price;

●	seek uncapped exposure to the upside performance of the Fund;

●	seek full return at maturity of the face amount of the securities;

●	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the original offering price;

●	seek current income;

●	are unwilling to accept the risk of exposure to the Fund;

●	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the Maturity Payment Amount for the securities;

●	are unwilling to accept the credit risk of CIBC; or

●	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying underlying supplement for risks related to an investment in the securities.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

Determining Maturity Payment Amount

On the Stated Maturity Date, you will receive a cash payment per security (the Maturity Payment Amount) calculated as follows:

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Structure Of The Securities

If The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 30%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the Stated Maturity Date. The Maturity Payment Amount will depend on the direction of and percentage change in the Ending Price of the Fund relative to the Starting Price and the other terms of the securities. Because the price of the Fund will be subject to market fluctuations, the Maturity Payment Amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the Ending Price is less than the Threshold Price, the Maturity Payment Amount will be less than the face amount and you will have full downside exposure to the decrease in the price of the Fund from the Starting Price. The Threshold Price is 70% of the Starting Price. For example, if the Fund has declined by 30.1% from the Starting Price to the Ending Price, you will not receive any benefit of the contingent downside feature and you will lose 30.1% of the face amount. As a result, you will not receive any protection if the price of the Fund declines below the Threshold Price and you will lose more than 30%, and possibly all, of the face amount at maturity. This is the case even if the price of the Fund is greater than or equal to the Starting Price or the Threshold Price at certain times during the term of the securities.

Even if the Ending Price is greater than the Starting Price, the Maturity Payment Amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of CIBC or another issuer with a similar credit rating with the same Stated Maturity Date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Fund.

The opportunity to participate in the possible increases in the price of the Fund through an investment in the securities will be limited because any positive return on the securities will not exceed the Maximum Return. Therefore, your return on the securities may be lower than the return on a direct investment in the Fund. Furthermore, the effect of the Upside Participation Rate will be progressively reduced for all Ending Prices exceeding the Ending Price at which the Maximum Return is reached.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, if the securities were classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you would be required to accrue interest income over the term of your securities. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The Calculation Day will be postponed if the originally scheduled Calculation Day is not a Trading Day or if the calculation agent determines that a Market Disruption Event has occurred or is continuing on that day. If such a postponement occurs, the Stated Maturity Date will be the later of (i) the initial Stated Maturity Date and (ii) three Business Days after the Calculation Day, as postponed.

Risk Relating To The Credit Risk Of CIBC

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue the Fund or any securities held by the Fund for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

Our Estimated Value Of The Securities Is Lower Than The Original Offering Price Of The Securities.

Our estimated value is only an estimate using several factors. The original offering price of the securities exceeds our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities was determined by reference to our internal pricing models when the terms of the securities were set. This estimated value was based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the securities and could have an adverse effect on any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’ proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the original offering price.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’ proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this three-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity will be affected by the then-current price of the Fund, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Fund performance; volatility of the Fund; economic and other conditions generally; interest rates; dividend yields on the Fund or the securities held by the Fund; currency exchange rates; our credit ratings or credit spreads; and time remaining to maturity. When we refer to the “value” of your

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

security, we mean the value you could receive for your security if you are able to sell it in the open market before the Stated Maturity Date

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund. Because numerous factors are expected to affect the value of the securities, changes in the price of the Fund may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the Maximum Return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity.

Risks Relating To The Fund

An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

The Fund includes the securities of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government's economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The securities included in the Fund may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of the Fund which could, in turn, adversely affect the value of the securities.

Exchange Rate Movements May Impact The Value Of The Securities.

The securities will be denominated in U.S. dollars. Since the value of the non-U.S. securities included in the Fund is quoted in a currency other than U.S. dollars and, as per the Fund, is converted into U.S. dollars, any amounts payable on the securities will depend in part on the relevant exchange rates.

All Of The Securities Held By The Fund Are Concentrated In One Sector.

All of the securities held by the Fund are issued by companies in the semiconductor production and equipment sector. As a result, the securities that will determine the performance of the securities are concentrated in one sector. Although an investment in the securities will not give holders any ownership or other direct interests in the securities held by the Fund, the return on an investment in the securities will be subject to certain risks similar to those associated with direct equity investments in the semiconductor production and equipment sector. The securities may be subject to greater volatility and be more adversely affected by a single positive or negative economic,

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

Adverse Conditions In The Semiconductor Production And Equipment Sector May Reduce Your Return On The Securities.

All or substantially all of the stocks held by the Fund are issued by companies whose primary line of business is directly associated with the semiconductor production and equipment sector. The Fund is subject to the risk that companies that are in the semiconductor production and equipment sector may be similarly affected by particular economic or market events. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor production and equipment sector. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs, and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. In addition, natural disasters, acts of terrorism or war could cause disruptions in manufacturing operations of semiconductor companies.

Some of the companies involved in the semiconductor production and equipment sector are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor companies, and the fact that many of them are organized outside the U.S., expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor production and equipment sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor production and equipment sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor production and equipment sector have been and will likely continue to be extremely volatile compared to the overall market. These factors could affect the semiconductor production and equipment sector and could affect the prices of the equity securities held by the Fund and consequently, the price of the Fund during the term of the securities, which may adversely affect the return on your securities.

A Limited Number Of Securities May Affect The Value Of The Fund, And The Underlying Index Is Not Necessarily Representative Of The Semiconductor Production And Equipment Sector.

As of July 18, 2022, there were 25 securities held by the Fund. As of that date, the top three securities held by the Fund constituted 25.44% of its net assets, and the top six securities held by the Fund constituted 40.98% of its net assets. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the Fund and the return on the securities.

While the securities included in the Underlying Index are equity securities of companies generally considered to be involved in the semiconductor production and equipment sector, the securities included in the Underlying Index may not follow the price movements of the entire semiconductor production and equipment sector generally. If the securities included in the Underlying Index (and, accordingly, the securities held by the Fund) decline in value, the Fund will decline in value even if security prices in the semiconductor production and equipment sector generally increase in value.

Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

An Adjustment Factor, as described in the accompanying product supplement, will be used to determine the Ending Price of the Fund. The Adjustment Factor will be adjusted by the calculation agent for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the Adjustment Factor, the value of the securities may be adversely affected.

The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.

Although the Fund is designed to track the performance of its Underlying Index, the performance of the Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary

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unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Fund, differences in trading hours between the Fund (or the underlying assets held by the Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from its net asset value per share; shares of the Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.

For the foregoing reasons, the performance of a Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the securities, to the extent dependent on the performance of the Fund, may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

Risks Relating To Conflicts Of Interest

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the Starting Price and the Ending Price, calculating the Maturity Payment Amount, determining whether adjustments should be made to the Adjustment Factor, determining whether a Market Disruption Event has occurred on the scheduled Calculation Day, which may result in postponement of the Calculation Day; determining the Fund Closing Price of the Fund if the Calculation Day is postponed to the last day to which it may be postponed and a Market Disruption Event occurs on that day; if publication of the Fund is discontinued, selecting a successor or, if no successor is available, determining the Fund Closing Price on the Calculation Day; and determining whether to adjust the Fund Closing Price of the Fund on the Calculation Day in the event of certain changes in or modifications to the Fund or the Underlying Index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.
•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid cash-settled derivative contracts. If the IRS were

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successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described under “Material U.S. Federal Income Tax Consequences” in the underlying supplement, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should review carefully “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement and consult their tax advisors regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

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Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the Maturity Payment Amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Price or Threshold Price. The hypothetical Starting Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Price. The actual Starting Price and Threshold Price are set forth under “Terms of the Securities” above. For historical data regarding the actual Closing Prices of the Fund, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual Maturity Payment Amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	150.00%
Maximum Return:	63.00% or $630.00 per security
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$70.00 (70% of the hypothetical Starting Price)

Hypothetical Payout Profile

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Hypothetical Returns

Hypothetical Ending Price	Hypothetical Fund Return	Hypothetical Maturity Payment Amount Per Security	Hypothetical Pre-Tax Total Rate of Return
$200.00	100.00%	$1,630.00	63.00%
$150.00	50.00%	$1,630.00	63.00%
$142.00	42.00%	$1,630.00	63.00%
$140.00	40.00%	$1,600.00	60.00%
$130.00	30.00%	$1,450.00	45.00%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$100.00(1)	0.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$69.00	-31.00%	$690.00	-31.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the Maturity Payment Amount per security to the face amount of $1,000.

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Hypothetical Examples

Example 1. The Maturity Payment Amount is greater than the face amount and reflects a return that is less than the Maximum Return:

VanEck® Semiconductor ETF
Hypothetical Starting Price:	$100.00
Hypothetical Ending Price:	$110.00
Hypothetical Threshold Price:	$70.00
Hypothetical Fund Return:	10.00%

Because the hypothetical Ending Price is greater than the hypothetical Starting Price, the Maturity Payment Amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × Fund Return × Upside Participation Rate

$1,000 × 10.00% × 150.00%

= $150.00; and

(ii)	the Maximum Return of $630.00

On the Stated Maturity Date, you would receive $1,150.00 per security.

Example 2. The Maturity Payment Amount is greater than the face amount and reflects a return equal to the Maximum Return:

VanEck® Semiconductor ETF
Hypothetical Starting Price:	$100.00
Hypothetical Ending Price:	$150.00
Hypothetical Threshold Price:	$70.00
Hypothetical Fund Return:	50.00%

Because the hypothetical Ending Price is greater than the hypothetical Starting Price, the Maturity Payment Amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × Fund Return × Upside Participation Rate

$1,000 × 50.00% × 150.00%

= $750.00; and

(ii)	the Maximum Return of $630.00

On the Stated Maturity Date, you would receive $1,630.00 per security, which is the maximum Maturity Payment Amount.

In addition to limiting your return on the securities, the Maximum Return limits the positive effect of the Upside Participation Rate. If the Ending Price is greater than the Starting Price, you will participate in the performance of the Fund at a rate of 150% up to a certain point. However, the effect of the Upside Participation Rate will be progressively reduced for Ending Prices that are greater than 142% of the Starting Price since your return on the securities for any Ending Price greater than 142% of the Starting Price will be limited to the Maximum Return.

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Example 3. The Maturity Payment Amount is equal to the face amount:

VanEck® Semiconductor ETF
Hypothetical Starting Price:	$100.00
Hypothetical Ending Price:	$95.00
Hypothetical Threshold Price:	$70.00
Hypothetical Fund Return:	-5.00%

Because the hypothetical Ending Price is less than the hypothetical Starting Price, but not by more than 30%, you would not lose any of the face amount of your securities.

On the Stated Maturity Date, you would receive $1,000.00 per security.

Example 4. The Maturity Payment Amount is less than the face amount:

VanEck® Semiconductor ETF
Hypothetical Starting Price:	$100.00
Hypothetical Ending Price:	$50.00
Hypothetical Threshold Price:	$70.00
Hypothetical Fund Return:	-50.00%

Because the hypothetical Ending Price is less than the hypothetical Starting Price by more than 30%, you would lose a portion of the face amount of your securities and receive the Maturity Payment Amount equal to:

$1,000 + ($1,000 × Fund Return)

$1,000 + ($1,000 × -50.00% )

= $500.00

On the Stated Maturity Date, you would receive $500.00 per security.

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The VanEck® Semiconductor ETF

The Fund is an exchange-traded fund. The Fund seeks to replicate, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (the “Underlying Index”), which is intended to track the overall performance of companies involved in semiconductor production and equipment. Shares of the Fund are listed and trade on the NASDAQ under the ticker symbol “SMH”.

Information provided to or filed with the SEC by the VanEck ETF Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

The Fund normally invests at least 80% of its total assets in securities that comprise the Fund’s benchmark index. The Underlying Index includes common stocks and depositary receipts of U.S. exchange-listed companies in the semiconductor industry. Such companies may include medium-capitalization companies and foreign companies that are listed on a U.S. exchange. To be initially eligible for the Underlying Index, companies must generate at least 50% of their revenues from semiconductors. Semiconductors include companies engaged primarily in the production of semiconductors and semiconductor equipment. Of the largest 50 stocks in the semiconductor industry by full market capitalization, the top 25 by free-float market capitalization (i.e., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the Underlying Index.

The Fund, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicates the Underlying Index. Unlike many investment companies that try to “beat” the performance of a benchmark index, the Fund does not try to “beat” the Underlying Index and does not seek temporary defensive positions that are inconsistent with its investment objective of seeking to replicate the Underlying Index.

The MVIS® US Listed Semiconductor 25 Index

The MVIS® US Listed Semiconductor 25 Index tracks the performance of the 25 largest and most liquid U.S. exchange-listed companies in the semiconductor industry. This is a modified market cap-weighted index, and only includes companies that generate at least 50% of their revenue from semiconductors or semiconductor equipment.

Index Composition and Maintenance

The Index Universe

The 4.5%/20%/50% capping scheme is applied to ensure diversification. This weighting scheme ensures diversification by assigning weights to components which cannot exceed 20% but still ensures bigger sizes of bigger companies.

1. All index components are weighted by their free-float market capitalization.

2. All companies exceeding 4.5% but at least the largest 5 and at the maximum the largest 10 companies are grouped together (so called “Large-Weights”). All other companies are grouped together as well (so called “Small-Weights”).

3. The aggregated weighting of the Large-Weights is capped at 50%:

•              Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50% - at the same time a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively. Then

•             Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Large- Weights. Then

•              Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Small-Weights.

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Review procedure

The components of this index are reviewed on a semi-annual basis in March and September. Target coverage is 25 companies. The reviews for the Underlying Index are based on the closing data on the last business day in February, May, August and November. If a company does not trade on the last business day in February, May, August or November, the last available price for this company will be used. A “business day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt. The underlying index data (e.g. new number of shares, new free-float factors, and new weighting cap factors) is announced on the second Friday in a quarter-end month (i.e. March, June, September and December). The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in a quarter-end month (i.e. March, June, September and December). GDP Factors are announced on the second Friday in June. Changes will be implemented and based on the closing prices of the third Friday of every quarter-end month (i.e. March, June, September and December). If the third Friday is not business day, the review will take place on the last business day before the third Friday. If a company does not trade on the third Friday of a quarter-end month, then the last available price for this company will be used. Changes become effective on the next business day.

The Underlying Index is reviewed based on the following procedure:

1. The largest 50 stocks (by full market capitalization) from the investable universe qualify.

2. The 50 stocks are ranked in two different ways - by free-float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank “1”). These two ranks are added up.

3. The 50 stocks are ranked now by their sum of the two ranks in step 2 in ascending order. If two companies have the same sum of ranks, then the larger company is placed on top.

a.     Initially, the highest ranked 25 companies made up the index.

b.     On-going, a 10-40 buffer is applied: The highest ranked 10 companies qualify. The remaining15 companies are selected from the highest ranked remaining current index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies were selected.

For all corporate events that result in a stock deletion from the index, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the index would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drops below its minimum due to a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme. In all other cases, i.e. there is no replacement, the additional weight resulting from the deletion will be redistributed proportionally across all other index constituents.

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Historical Data

We obtained the Closing Prices of the Fund in the graph below from Bloomberg Finance L.P. (“Bloomberg”) without independent verification. The historical performance of the Fund should not be taken as an indication of future performance, and no assurances can be given as to the Closing Price of the Fund on the Calculation Day. We cannot give you assurance that the performance of the Fund will result in the return of any of your investment.

The following graph sets forth daily Closing Prices of the Fund for the period from January 1, 2017 to July 27, 2022. The Closing Price of the Fund on July 27, 2022 was $232.36.

Historical Performance of the Fund

Source: Bloomberg

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The Estimated Value of the Securities

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities was determined when the terms of the securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the securities is lower than the original offering price of the securities because costs associated with selling, structuring and hedging the securities are included in the original offering price of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Is Lower Than The Original Offering Price Of The Securities” in this pricing supplement.

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Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the securities. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid cash-settled derivative contracts. Pursuant to the terms of the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Non-U.S. holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement.

The expected characterization of the securities is not binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the securities or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your securities and certain other considerations with respect to your investment in the securities, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

Based on our determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, non-U.S. holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

While the matter is not entirely clear, since the Fund is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), a “Section 1260 Financial Asset”), there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized in respect of a security will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a security is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain in respect of the security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the security will equal the excess of (i) any long-term capital gain you recognized in respect of the security and attributable to the Section 1260 Financial Asset, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) you would have had if you had acquired an amount of the corresponding Section 1260 Financial Asset at fair market value on the original issue date for an amount equal to the portion of the issue price of the security attributable to the Section 1260 Financial Asset and sold such Section 1260 Financial Asset upon the date of sale, exchange, or settlement of the security at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. You should consult your own tax advisor regarding the potential application of Section 1260 of the Code to an investment in the security.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

PRS-21

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the security; (c) does not use or hold and is not deemed to use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC is a “specified entity” for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis, and an entity in respect of which CIBC is a ”specified entity” generally includes (i) an entity that is a specified shareholder of CIBC (as defined above), (ii) an entity in which CIBC (either alone or together with entities with whom CIBC is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-22

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside Principal at Risk Securities Linked to the VanEck® Semiconductor ETF due August 1, 2025

Validity of the Securities

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the securities have been duly executed, authenticated and issued in accordance with the indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 15, 2021, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.

In the opinion of Mayer Brown LLP, when the securities have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the securities will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 15, 2021, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.

PRS-23